UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 20, 2011

Sara Lee Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-3344	36-2089049
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3500 Lacey Road, Downers Grove, Illinois		60515
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 598-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2011, Sara Lee Corporation signed a Separation Agreement with Christopher J. Fraleigh, former Executive Vice President of Sara Lee and Chief Executive Officer, Sara Lee North America, who resigned from the company on September 9, 2011 to pursue other opportunities. The Separation Agreement was signed in connection with Sara Lee's planned spin-off of its international coffee and tea business into an independent, publicly-traded company in the first half of calendar 2012 (the "Spin-Off") and the terms of the agreement are consistent with the terms of Sara Lee’s Severance Plans for Corporate Officers. Under the agreement, Mr. Fraleigh ceased to be a corporate officer of Sara Lee and relinquished all appointments he held with Sara Lee and its subsidiaries on September 9, 2011; however he will continue to be employed by Sara Lee and be available to consult with the company until January 13, 2012 (the "termination date"). The agreement also provides that Sara Lee will pay Mr. Fraleigh (i) his annual base salary through the termination date, based on his most recent annual base salary of $597,000, (ii) a pro rata portion of his annual incentive for fiscal 2012 based on active employment through the termination date, with a target opportunity of 130% of annual base salary, to the extent payout is earned under Sara Lee's fiscal 2012 Annual Incentive Plan on the same basis as other participants, and (iii) salary continuation payments totaling $2,063,378 payable over 21 consecutive months under the terms of Sara Lee’s Severance Plans for Corporate Officers, which equals the sum of Mr. Fraleigh’s annual salary in effect as of September 2011 plus 75% of his target annual incentive for fiscal 2012. Upon completion of the Spin-Off, all unvested equity held by Mr. Fraleigh as of the termination date will vest in full. The agreement also contains customary confidentiality and non-solicitation provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sara Lee Corporation

September 23, 2011	By:	/s/ Helen N. Kaminski

Name: Helen N. Kaminski
Title: Assistant General Counsel, Corporate & Securities